Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

LEADER CAPITAL HOLDINGS CORP.

(as parent)

and

JFB INTERNET SERVICE LIMITED

(as purchaser)

and

NICE PRODUCTS INC.

(as target)

and

HUNG-PIN CHENG, YU-CHENG TU, MEI-YING HUANG, SHIH-CHU LO and JUN-YUAN CHEN,

THE STOCKHOLDERS OF

NICE PRODUCTS INC.

(as sellers)

and

JUN-YUAN CHEN

(in his capacity as sellers’ representative)

August 17, 2020

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i

ii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into and made effective as of August 17, 2020 (the “Closing Date”), among Leader Capital Holdings Corp., a Nevada corporation (the “Parent”), JFB Internet Service Limited, a company incorporated and existing under the laws of Hong Kong and a wholly-owned subsidiary of the Parent (the “Buyer”), Nice Products Inc., a company organized under the laws of the British Virgin Islands (the “Company”), Hung-Pin CHENG, Yu-Cheng TU, Mei-Ying HUANG, Shih-Chu LO and Jun-Yuan CHEN (each individually referred to herein as a “Seller,” and collectively, as the “Sellers”), as the selling shareholders of the Company, and Jun-Yuan Chen, in his capacity as the Sellers’ Representative (defined below).

RECITALS

WHEREAS, the Company, through its wholly-owned subsidiaries, LOC Weibo Co., Ltd. and Beijing DataComm Cloud Media Technology Co., Ltd., companies organized under the laws of the Republic of China and the laws of the People’s Republic of China, respectively (together, the “Subsidiaries”), engages primarily in the development of ecological-system applications, integration of big data and promotion of OTT applications;

WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of the Company (the “Shares”), as set forth in Exhibit A; and

WHEREAS, the Buyer wants to purchase, and the Sellers wants to sell, all of the issued and outstanding Shares, on a fully diluted basis, on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

SALE OF STOCK AND TERMS OF PAYMENT

Section 1.01 Purchase and Sale.

Upon the terms and conditions contained in this Agreement, at the Closing (as defined below), the Sellers shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Sellers, free and clear of any Encumbrances (as defined below), all of the issued and outstanding Shares, with each Seller selling his Relative Share of the Shares. Each Seller’s “Relative Share” equals the percentage of Shares held by that Seller immediately before the transactions contemplated by this Agreement

Section 1.02 Purchase Price Consideration.

(a)       The purchase price for the Shares shall be deemed to have an aggregate value of $4,850,000 (the “Aggregate Purchase Price”). At the Closing, the Buyer shall pay the Net Purchase Price (as defined below), which shall consist of 8,415,111 shares of the Parent’s common stock, par value 0.0001 per share (the “Consideration Shares”), to be issued by the Parent to the Sellers at the Closing, with each Seller receiving his Relative Share of the Consideration Shares. “Net Purchase Price” shall be $3,366,044, which is the Aggregate Purchase Price less certain discounts, expenses and reductions for outstanding Company debt.

(b)       The payment of the Net Purchase Price to the Sellers in the form of Consideration Shares shall be in full satisfaction of all rights of the Sellers pertaining to their rights in and to the Shares. Effective as of the Closing (i) the Company shall be a wholly-owned subsidiary of the Buyer and the Buyer shall own 100% of the issued and outstanding Shares of the Company, (ii) there will be no holders of Shares in, or other equity securities of, the Company, other than the Buyer and (iii) there will be no holders of Stock-Related Rights (as defined below) in the Company, other than the Buyer.

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(c)       It is intended that the Consideration Shares to be issued by the Parent pursuant to this Agreement will be issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and therefore shall not require registration under the Securities Act.

Section 1.03 Sellers’ Representative.

(a)       The Sellers hereby appoint Jun-Yuan Chen as the sole and exclusive representative of the Sellers for all purposes related to this Agreement (the “Sellers’ Representative”), including (i) executing and delivering any documents and taking any actions required or permitted to be taken under this Agreement, (ii) the giving and receiving of all waivers, notices and consents, (iii) the receipt of service of process and the execution and delivery of all documents and agreements under this Agreement, including, after the Closing, any amendments, waivers, consents or other actions that may be provided or taken by the Sellers under this Agreement and (iv) the bringing of any action and the settlement of any disputes and any releases in connection with the settlement of disputes or claims. The Sellers may replace the Sellers’ Representative only by written notice to the Buyer and the Parent executed and delivered by each Seller, except that if and when Jun-Yuan Chen dies or becomes incapacitated while serving as the Sellers’ Representative, Mei-Ying Huang shall, if he is then alive and not incapacitated, automatically become the Sellers’ Representative. The Sellers’ Representative shall not resign until another representative is substituted pursuant to this Agreement.

(b)       Without limiting the generality of Section 1.03(a), the Sellers’ Representative is hereby authorized to take all action or to refrain from taking any action that the Sellers can take or refrain from taking under this Agreement, to accept and acknowledge on behalf of the Sellers, service of any and all legal process that may lawfully be served upon the Sellers, in any proceeding under or relating to this Agreement in any court and to commence any such action in any court, or take any other action that the Sellers’ Representative determines to be appropriate to enforce the rights of the Sellers under this Agreement. Any person may rely on the act or deed of the Sellers’ Representative with respect to any matter requiring the consent or approval or any other act or deed of the Sellers.

(c)       The Sellers shall cause the Sellers’ Representative to perform all actions and other obligations to be performed by the Sellers’ Representative under this Agreement.

Section 1.04 Closing.

The signing of this Agreement and the closing of the transactions contemplated by this Agreement (the “Closing”) will take place simultaneously and will be deemed to occur as of the close of business on the Closing Date at such place as the Buyer and the Sellers’ Representative may mutually determine. The Buyer, the Parent, the Company, the Sellers and the Sellers’ Representative may participate in the Closing by electronic means.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to the Buyer and the Parent, severally as to himself, and not jointly, as follows:

Section 2.01 Authority Relative to this Agreement.

Each of the Sellers has full legal power, authority and capacity to execute and deliver this Agreement and each Related Document (as defined below) to which that Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each Related Document to which a Seller is a party have been duly and validly executed and delivered by that Seller and constitute valid and binding obligations of that Seller, enforceable against that Seller in accordance with their terms.

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Section 2.02 Title to Shares.

The Sellers lawfully own beneficially and of record the number of Shares that are set out opposite their names in Exhibit A and have good and marketable title to those Shares, free and clear of any pledges, security interests, mortgages, deeds of trust, liens, charges, encumbrances, equities, claims, adverse claims, options, rights of first refusal, rights of way, conditional sales, grants of power to confess judgment or limitations whatsoever (“Encumbrances”). There are no claims, actions or proceedings of any kind pending or threatened in writing by or against the Sellers or the Company concerning those Shares. At the Closing, the Sellers will transfer, assign and deliver to the Buyer good title to the Shares, free and clear of any Encumbrances.

Section 2.03 Consents Required.

No consent, approval or authorization of or by, registration, declaration or filing with, or notification to any Governmental Entity or any other person is required in connection with the execution, delivery and performance by such Seller of this Agreement or the Related Documents to which such Seller is or will be a party or the consummation by such Seller of the transactions contemplated hereby or thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

The Company and the Sellers jointly and severally represent and warrant to the Buyer as follows:

Section 3.01 Organization; Qualification.

The Company is duly organized, validly existing and in good standing under the Laws (as defined below) of the jurisdiction of its incorporation and has all requisite power and authority (corporate and otherwise) to own, lease and operate its assets and properties and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is each duly licensed or qualified to transact business and is in good standing in each jurisdiction set forth on Schedule 3.01, which together constitute all jurisdictions in which the nature of the business transacted by either of them, including its ownership or leasing of properties, requires such licensing or qualification. The Company has delivered to the Buyer true and complete copies of all such documents establishing its legal existence or governing its internal affairs (collectively, the “Fundamental Documents”).

Section 3.02 Capitalization.

(a)       The Shares (i) constitute 100% of the total issued and outstanding capital stock of the Company, (ii) have been duly authorized and (iii) are validly issued, fully paid, and non-assessable. No other shares of capital stock or other equity securities of the Company are authorized, issued or outstanding.

(b)       Other than this Agreement (i) there is no subscription, option, warrant, call, right, agreement or commitment, whether written or oral, relating to the issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instruments) by the Company, or by the Sellers, of any capital stock or equity securities of the Company, (ii) there are no written or verbal outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding Shares or other capital stock or equity securities of the Company, (iii) there are no stock appreciation rights, phantom stock rights or similar rights or arrangements concerning the Company or any capital stock or equity securities of the Company and (iv) there are no contracts, commitments, arrangements, understandings, or restrictions to which the Company, or the Sellers or any other holder of the Company’s equity securities is bound relating to any shares of capital stock or other equity securities of the Company (collectively, the “Stock-Related Rights”).

(c)       Neither the Sellers, nor any officer, director, employee or shareholder of the Company, nor any relative or other Affiliate (as defined below) of any of the foregoing, have any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company and no such person is indebted to the Company, nor is the Company indebted to any such person.

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Section 3.03 Subsidiaries; Investments.

The authorized and issued and outstanding capital stock of the Subsidiaries are set forth on Schedule 3.03 and all of the issued and outstanding capital stock of each Subsidiary are wholly owned by the Company. Other than the Subsidiaries, the Company does not have any equity or similar investment, directly or indirectly, in or with any subsidiary, corporation, company, partnership, association, joint venture or other person. Unless the context requires otherwise or specifically designated to the contrary, any reference to the “Company” in this Article III shall be deemed to include the Subsidiaries.

Section 3.04 Consents and Approvals; No Violation.

Neither the execution and delivery of this Agreement and the Related Documents by the Sellers, nor the sale by the Sellers of the Shares under this Agreement nor the consummation of the other transactions contemplated by this Agreement and the Related Documents will (a) conflict with or result in any breach of any provision of the Fundamental Documents of the Company; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority other than those that are set out on Schedule 3.04 and have been made or obtained; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms of any note, mortgage, indenture, deed of trust, real property lease or other contract or agreement to which the Company is a party or by which the Company is bound or subject, except for those defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained as set out on Schedule 3.04; (d) result in the creation of any encumbrance, security interest, equity or right of others upon any of the properties or assets of the Company or under the terms, conditions or provisions of any agreement to which the Company or the assets the Company may be bound or affected; or (e) violate any order, writ, injunction, decree, law, statute, rule or regulation of any governmental entity (“Law”) applicable to the Company or the assets of the Company.

Section 3.05 Financial Statements.

(a)       The Company has delivered to the Buyer audited consolidated balance sheets of the Company as of August 31, 2018 and 2019 and the related audited consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the 12-month periods then ended (collectively, the “Audited Financial Statements”) and the unaudited consolidated balance sheet of the Company as of May 31, 2020 (the “Latest Balance Sheet Date”) and the related unaudited statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the period beginning on September 1, 2019 and ending on the Latest Balance Sheet Date (collectively, the “Unaudited Financial Statements,” and, together with the Audited Financial Statements, the “Financial Statements”).

(b)       The Financial Statements, including the related notes and schedules thereto: (i) have been prepared in accordance with the books and records of the Company, which are true and complete in all material respects and which have been maintained in a manner consistent with historical practice, (ii) present fairly, in accordance with GAAP, the financial condition and results of operations of the Company which such Financial Statements purport to present as of the dates thereof and for the periods indicated therein and (iii) have been prepared on the consistent basis and in accordance with consistent policies, principles and practices throughout the periods covered thereby (except as may be indicated therein, in the notes thereto or as summarized in Schedule 3.05, and except, in the case of the Unaudited Financial Statements, for the absence of footnotes and to standard year-end adjustments, none of which will be material). As used herein, “GAAP” means generally accepted accounting principles in the United States, as consistently applied by the Company.

(c)       Since the date of the Unaudited Financial Statements, there has been no change in (i) any accounting principle, procedure or practice followed by the Company or (ii) the method of applying any such principle, procedure or practice.

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Section 3.06 Undisclosed Liabilities.

The Company does not have any material Liabilities (for the purpose of this Section, “material” means Liabilities that, individually or in the aggregate, exceed $5,000, that are not fully reflected or reserved against in the Unaudited Financial Statements, except those that have been incurred in the ordinary course of business since the date thereof (none of which are material). There is no basis for any claim against the Company for any material Liability that is not fully reflected or reserved against in the Unaudited Financial Statements, other than obligations incurred in the ordinary course of business since the date of the Unaudited Financial Statements (none of which are material). “Liabilities” means liabilities or obligations, secured or unsecured, of any nature whatsoever, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

Section 3.07 Absence of Adverse Changes and Extraordinary Events.

Except as otherwise contemplated by this Agreement, from the date of the Unaudited Financial Statements through the Closing Date, (a) the Company has not entered into any transactions other than in the ordinary course of business consistent with past practice, (b) there has not been any event that has had or may have a material adverse effect on the Company, (c) the business of the Company has been operated only in the ordinary course and substantially in the manner that that business was heretofore conducted, (d) all vendors and contractors of the Company have been promptly paid and (e) each Seller has used that Seller’s commercially reasonable efforts to preserve the goodwill of the Company and his relationships with its employees, customers and suppliers.

Section 3.08 Insurance.

The Company maintains insurance for its properties against loss or damage by fire or other casualty and maintains such other insurance, including liability insurance, as is usually maintained by prudent companies similar in size and credit standing to the Company and engaged in the same or similar businesses. Schedule 3.08 sets out a complete and correct list of the insurance policies maintained by the Company. Except as set out in Schedule 3.08, none of those insurance policies will in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

Section 3.09 Title to Assets.

The Company has good and marketable title to, or, solely to the extent set out in Schedule 3.09, a valid leasehold interest in, all of its assets, properties and interests in properties, real, personal or mixed (a) reflected on the balance sheet included in the Unaudited Financial Statements, (b) acquired since the Latest Balance Sheet Date or (c) required for or used in the conduct of its business as currently conducted, except for inventory sold in the ordinary course of business since the date of that balance sheet and accounts receivable and notes to the extent that they have been paid (collectively, the “Assets”). All of the Assets that have an individual book value in excess of $5,000 are listed in Schedule 3.09. All of the equipment included in the Assets is in good operating condition, and is adequate for use in the ordinary course of the Company’s business consistent with past practice, except for damaged, worn or defective items that have been written off or written down to fair market value or for which adequate reserves have been established in the Unaudited Financial Statements. Except as set out in Schedule 3.09, all of the Assets are owned by the Company, free and clear of any Encumbrances, and no Assets are held on a consignment or lease basis.

Section 3.10 Credit lines, Loans, Guarantees, Banks.

Schedule 3.10 describes all the loans and credit lines of the Company, including the identity of the lender, the loan amount and balance, terms, related security interests and the identity of any guarantors. Except as set out on Schedule 3.10, (a) the Company has no indebtedness for borrowed money or other debt obligation, other than trade credit extended in the ordinary course of business by the suppliers and vendors of the Company, (b) the Company has not guaranteed the Liabilities of any third person and (c) the Company is not obligated to indemnify any third person. The full details of the Company’s bank accounts as of the Closing Date, including the names of all persons authorized to draw thereon or make withdrawals therefrom, and the balance of each such account as of the most recent statement date, are detailed in Schedule 3.10.

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Section 3.11 Labor Matters.

(a) The Company is in full compliance with all applicable Laws concerning employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company pending or, to the Knowledge (as defined below) of the Sellers threatened before any court, administrative agency or other tribunal or governmental entity; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Sellers, threatened against or affecting the Company; (d) no grievance nor any arbitration proceeding arising out of or under any collective bargaining or other agreement is pending against the Company; and (e) the Company has not experienced any strike or work stoppage or other industrial dispute involving its employees in the past 5 years.

Section 3.12 Employees; Employee Benefit Arrangements.

(a)       Schedule 3.12(a) is a true and complete list of the names and positions of each employee of the Company (the “Employees”) and the following compensation information for fiscal year 2018 and 2019 and fiscal year 2020 to date for each Employee (as applicable): (i) annual base salary; (ii) annual bonus; (iii) commissions; (iv) benefits; (v) severance; and (vi) all other items of compensation that are in fact paid, provided or made available to that Employee or that the Company is required to pay, provide or make available to that Employee under any written or oral agreement, plan or other understanding or arrangement. The Company has no outstanding Liabilities (including any commission payments due) with respect to any Employee (or any dependent or beneficiary of any such Employee) that are not accrued for in the Unaudited Financial Statements. Except as set out on Schedule 3.12(a), the employment of all Employees is “at will,” and the Company may terminate the employment of each Employee at any time, for any reason or for no reason. Except as set out on Schedule 3.13(a), the Company has not offered employment to any individual who is not an Employee. The Company has delivered to the Buyer true and complete copies of employment agreements with the Employees listed in Exhibit B.

(b)       “Benefit Arrangement” means any employee benefit plans, as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable Law, or other pension, savings, retirement, benefit, fringe benefit, compensation, deferred compensation, incentive, bonus, commission, profit-sharing, insurance, welfare, severance, change of control, parachute, stock option, stock purchase or other employee benefit plan, program or arrangement, whether or not subject to any of the provisions of ERISA, whether or not funded and whether written or oral.

(c)       Except as referred to in Schedule 3.12(c), the Company has no Benefit Arrangements covering former or current employees of the Company, or under which the Company has any Liability (each such Benefit Arrangement, a “Company Employee Plan”). The Company has no commitment or obligation to create any additional Benefit Arrangements or to increase benefit levels, provide any new benefits under or otherwise change any Company Employee Plan, and no such creation, increase or change has been proposed, made the subject of written or oral representations to employees or requested or demanded by employees under circumstances that make it reasonable to expect that it will occur. Correct and complete copies of all Company Employee Plans are attached as part of Schedule 3.13(c).

(d)       Each Company Employee Plan is and has been administered in compliance with its terms and with the requirements of applicable Law and for the exclusive benefit of the participants and beneficiaries of that Company Employee Plan. There is no pending or, to the Sellers’ Knowledge, threatened legal action, arbitration or other proceeding against the Company with respect to any Company Employee Plan, other than routine claims for benefits, that could result in Liability to the Company or to the Buyer, and there is no basis for any such legal action or proceeding. All required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals with respect to each Company Employee Plan for all periods ending prior to or as of the Closing Date have been made or properly accrued on the Financial Statements, including the balance sheet included in the Unaudited Financial Statements, or with respect to accruals properly made after the date of the Unaudited Financial Statements, on the books and records of the Company. There is no unfunded actual or potential Liability relating to any Company Employee Plan that is not reflected on the Financial Statements, including the balance sheet included in the Unaudited Financial Statements, or with respect to accruals properly made after the date of the Unaudited Financial Statements, on the books and records of the Company. Each Company Employee Plan that is a “group health plan” within the meaning of Section 5000 of the Code has been maintained in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no Tax payable on account of Section 4980B of the Code has been or is expected to be incurred. If any Company Employee Plan is, or has features that constitute, a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. §1.409A-1(a), that Company Employee Plan has been operated in compliance with Section 409A of the Code and applicable Treasury regulations thereunder and the Company has no any obligation to pay, reimburse or indemnify any service provider in any such Company Employee Plan for Taxes resulting from the service provider’s participation in that Company Employee Plan. Except as may be required under COBRA or other Laws of general application, no Company Employee Plan obligates the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (either of severance pay or otherwise) becoming due under any Company Employee Plan, or from the Company, the Sellers or the Buyer, to any current or former employee or self-employed individual.

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Section 3.13 Contracts; Customers.

(a)       Schedule 3.13(a) sets out a list of all the written and oral contracts and commitments (including any (i) real property leases, (ii) customer contracts and customer orders, (iii) partner and supplier contracts, (iv) powers of attorney and (v) indemnification agreements), (A) to which the Company is a party, (B) by which the Company is bound or (C) under which the Company has performed work, or had work performed for it, in the past 24 months (collectively, the “Contracts”) that are material to the Company (“Material Contracts”), including the following:

(i)       each Contract of the Company involving aggregate consideration in excess of $1,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(ii)       all Contracts that provide for the indemnification by the Company of any person or the assumption of any Tax, environmental, or other Liability of any person;

(iii)       all Contracts relating to Intellectual Property (as defined in Section 3.20), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv)       except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v)       all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any person or in any geographic area or during any period of time.

(b)       Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Knowledge of the Sellers, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

(c)       (i) to the Knowledge of the Sellers, the Company’s relationship with each of its customers is good, (ii) no problem or disagreement exists between the Company and any customer and (iii) no customer has notified the Company that it intends to, nor has any customer threatened to, terminate, decrease or otherwise modify its relationship and dealings with the Company, and the Sellers do not have any reason to believe that any customer intends to take any such action, in each case whether as a result of the transactions contemplated by this Agreement or otherwise.

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Section 3.14 Legal Proceedings, Etc.

There is no claim, action, proceeding or investigation pending, nor, to the Knowledge of the Sellers, is there any basis for or any threatened claim, action, proceeding or investigation, against or relating to the Company or the Sellers before any court, arbitrator or governmental or regulatory authority or body acting in an investigative or adjudicative capacity, nor has any such claim, action, proceeding or investigation been pending or threatened in the past 5 years, and the Company is not subject to any outstanding order, writ, injunction or decree.

Section 3.15 Taxes.

(a)        (i) All Tax Returns required to be filed by the Company on or before the Closing Date have been filed by or on behalf of that Company. (ii) The Company has paid in full, or provided for in the Unaudited Financial Statements, all Taxes required to be paid by it through the Closing Date, whether or not shown to be due on any Tax Returns. (iii) All accruals or reserves for Taxes reflected in the Unaudited Financial Statements are adequate to cover Taxes accruing with respect to or payable by the Company through the date thereof and the Company has not incurred or accrued any Liability for Taxes subsequent to that date other than in the ordinary course of business. (iv) All Tax Returns filed or required to be filed on or before the Closing by the Company are true, correct and complete in all material respects. (v) No Tax Return of the Company has been audited or is under audit by the relevant authorities, and the Company has not received any notice that any such Tax Return is under examination or will be audited. (vi) No extension of the statute of limitations with respect to any claim for Taxes has been granted by the Company. (vii) There are no liens or other Encumbrances for Taxes upon the assets of the Company except liens for Taxes not yet due. (viii) The Company is not party to or bound by any Tax allocation or sharing agreement, nor does it have any Liability for the Taxes of any person other than itself under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract or otherwise. (ix) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing by the Company to any employee, independent contractor, creditor, stockholder or other person.

(b)       “Tax” and “Taxes” mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, gains, use, value added, withholding, license, occupation, privileges, payroll and franchise taxes and stamp duties, imposed by any federal, state, provincial, local or other government of any country, or subdivision or agency thereof; and those terms shall include any interest, penalties or additions to tax attributable to those assessments. “Tax Return” means any report, statement, return or other information required to be supplied by the Company to a taxing authority in connection with Taxes.

Section 3.16 Compliance with Law.

The Company has conducted its business in all material respects in compliance with, and is in compliance with, all applicable Laws.

Section 3.17 Full Disclosure.

This Agreement, including the representations and warranties contained in this Article III, the schedules, attachments and exhibits attached hereto, does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

Section 3.18 Broker’s or Finder’s Fees.

None of the Sellers, nor the Company, nor any person acting on the Sellers’ or the Company’s behalf, has employed an agent, broker, person or firm in connection with the transactions contemplated by this Agreement. To the extent that any Seller or the Company has incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement, that Seller will be solely responsible for the payment of that Liability.

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Section 3.19 Related Party Transactions; Guarantees.

Except as set out on Schedule 3.19, there are no related party transactions between the Company, on the one hand, and the Sellers (or any spouse, other family member or Affiliate of any Seller), on the other hand, in existence as of the Closing, and there are no Liabilities between any Seller (or any spouse, other family member or Affiliate of any Seller) and the Company that will not by their terms or otherwise terminate at or before the Closing. The Company has no guaranteed the Liabilities of the Sellers or any other person.

Section 3.20 Intellectual Property.

(a)       “Intellectual Property” means (i) any and all inventions, technology, patents, and reissuances, continuations, continuations-in-part, divisions and reexaminations of those patents, (ii) trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, including all goodwill associated therewith, (iii) copyrightable works and copyrights (including software, databases, data and related documentation), (iv) mask works, (v) trade secrets and confidential business information (including ideas, research and development, know-how, processes and techniques, technical data, designs, drawings, specifications, client, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (vi) all registrations, applications, renewals, and recordings of any of the preceding items listed in this sentence. Schedule 3.20 sets out each item of Intellectual Property that is used in the conduct of the business of the Company as currently conducted.

(b)       The Company either owns the entire right, title, and interest to, or holds an existing, valid and enforceable license to use, all the Intellectual Property used in or required for the business of the Company as currently conducted (any such license and any required royalty payments are set out on Schedule 3.20).

(c)       There are no actions instituted or, to the Knowledge of the Sellers, threatened by any third person pertaining to, or challenging, the Company’s use of, or right to use, any Intellectual Property.

(d)       Neither the Intellectual Property of the Company nor the conduct of the business of the Company infringes any Intellectual Property of any third person, nor has the Company received any written assertion of any such infringement or any offer to license Intellectual Property under claim of use.

(e)       To the Knowledge of the Sellers, no third person is infringing upon any Intellectual Property of the Company.

(f)       All current and former employees and consultants of the Company have signed (i) non-disclosure agreements related to the Company’s Intellectual Property rights and (ii) agreements obligating them to assign to the Company Intellectual Property rights developed by them in the course of their service to the Company, and those agreements are currently in full force and effect.

(g)       The Company has not violated or breached, nor is in violation or in breach of, any confidentiality, non-competition, non-solicitation or similar obligation of the Company to any person.

Section 3.21 Investment Representations.

Each Seller (a) acknowledges and understands that it is acquiring the Consideration Shares under this Agreement under a private placement in reliance upon the exemption from the registration requirement of the Securities Act provided by Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder and similar exemptions under applicable state securities laws; (b) is an “accredited investor,” as defined in Rule 501(a) of Regulation D under Section 4(a)(2) of the Securities Act; (c) is acquiring the Consideration Shares under this Agreement for its own account and not with a view to its distribution in violation of the Securities Act; and (d) acknowledges and understands that the Consideration Shares are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and the Seller will not offer, sell, pledge or otherwise transfer any of such securities, directly or indirectly, unless the offer, sale, pledge or transfer is in a transaction that does not require registration under the Securities Act or any applicable state securities laws; or pursuant to an effective registration statement under the Securities Act.

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Section 3.22 OFAC and September 24, 2001 Executive Order.

Neither the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), nor any similar list maintained by OFAC, nor the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, is applicable to the Company or the Sellers.

Section 3.23 Anti-Corruption Laws.

Neither the Company, nor any Seller, nor anyone acting on any of their behalf, has directly or indirectly: (a) made, offered to make or promised to make any payment or transfer of anything of value, directly or indirectly, to (i) anyone working in an official capacity for any governmental entity, including any employee of any government-owned or controlled entity or public international organization or (ii) any political party, official of a political party or candidate for political office, in order to obtain or retain business, or secure any improper business advantage, except for the payment of fees required by Law to be paid to governmental authorities, (b) made any unreported political contribution, (c) made or received any payment that was not legal to make or receive, (d) engaged in any transaction or made or received any payment that was not properly recorded on its books, (e) created or used any “off-book” bank or cash account or “slush fund”, or (f) engaged in any conduct constituting a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or the United Kingdom Bribery Act 2010, as amended.

Section 3.24 Privacy.

The Company has not been accused of any violation of any data protection or privacy Law, nor, to the Sellers’ Knowledge, are there facts that would reasonably form the basis for such an accusation. The Company has implemented commercially reasonable technological measures to protect personal information collected from individuals from loss, theft and unauthorized access or disclosure.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE PARENT

The Buyer and the Parent represent and warrant to the Sellers as follows:

Section 4.01 Organization.

Each of the Buyer and the Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.02 Authority Relative to this Agreement.

Each of the Buyer and the Parent has full corporate power and authority to execute and deliver this Agreement and each Related Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Document to which the Buyer or the Parent is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite corporate action taken on the part of the Buyer or the Parent and no other corporate proceedings on the part of the Buyer or the Parent are necessary to authorize this Agreement and each Related Document to which the Buyer or the Parent is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and each Related Document to which the Buyer or the Parent is a party have been duly and validly executed and delivered by such parties and constitute valid and binding obligations of such parties, enforceable against them in accordance with their terms.

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Section 4.03 Consents and Approvals; No Violation.

Neither the execution and delivery by the Buyer and the Parent of this Agreement and each Related Document to which the Buyer or the Parent is a party, nor the purchase by the Buyer of the Shares under this Agreement nor the consummation of the other transactions contemplated by this Agreement and the Related Documents to which the Buyer or the Parent is a party will (a) conflict with or result in any breach of any provision of the Fundamental Documents of the Buyer or the Parent, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority other than those that have been made or obtained; or (c) violate any Laws applicable to the Buyer or the Parent.

Section 4.04 Broker’s or Finder’s Fees.

Neither the Buyer, nor any person acting on the Buyer’s behalf, has employed an agent, broker, person or firm acting on behalf of the Buyer in connection with the transactions contemplated hereby. To the extent the Buyer has incurred any Liabilities for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, the Buyer will be solely responsible for the payment of those Liabilities.

ARTICLE V

CLOSING DELIVERIES

Section 5.01 Deliveries by Sellers or Sellers’ Representative.

At the Closing, the Sellers shall deliver to the Buyer the following:

(a)       One or more stock certificates representing the Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer and any other documents that are necessary to transfer to the Buyer good and marketable title to the Shares, free and clear of any Encumbrances;

(b)       The stock books, stock ledgers, minute books, corporate seals and similar corporate records of the Company.

(c)       Resignations effective as of the Closing Date of all of the directors and officers of the Company.

(d)       A release of the Company in the form agreed upon by the parties (the “Seller Release”), signed by the Sellers.

(e)       Employment agreements between each Seller and the Company in the form agreed upon by such parties, each signed by the relevant Seller (collectively, the “Employment Agreements,” and, together with the Seller Release, the “Related Documents”).

(f)       Written confirmation that the Sellers, except as otherwise specified by the Buyer, have removed the persons authorized to draw on or to have access to the bank accounts listed on Schedule 3.10, and replaced such persons with the persons identified by the Buyer.

(g)       A certificate executed by an officer of the Company and each of the Sellers, dated the Closing Date, stating that the following conditions have been satisfied:

(i)       the representations and warranties set forth in Article III hereof (other than those representations and warranties that address matters as of particular dates, which need only be true and correct as of their respective dates) that are qualified as to materiality shall be true and correct in all respects, and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the Closing Date; and

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(ii)       the Company and the Sellers shall have performed or complied in all material respects with all of the covenants, obligations and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing.

(h)       All other documents, instruments and writings required to be delivered by the Sellers at or prior to the Closing Date under this Agreement or otherwise required in connection with this Agreement.

Section 5.02 Deliveries by Parent and Buyer.

At the Closing, the Parent and/or the Buyer will deliver the following to or for the account of the Sellers:

(a)       Each Related Document to which the Buyer or the Parent is a party, signed by such party;

(b)       The Consideration Shares in accordance with Section 1.02(a); and

(c)       All other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date under this Agreement, or otherwise required in connection with this Agreement.

ARTICLE VI

POST-CLOSING COVENANTS

Section 6.01 Expenses.

Except as otherwise provided in this Agreement (including in Section 6.06), the Sellers, the Parent and the Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby. Specifically, without limiting Section 6.06, acquisition-related expenses will be paid by the party for whose benefit the expenses were incurred and not by the Company. Also without limiting Section 6.06, the Parent and the Buyer shall be responsible for fees, commissions, expenses and reimbursements incurred by or required to be paid to their professional advisors and the Sellers shall be responsible for the fees, commissions, expenses and reimbursements incurred by or required to be paid to the Sellers’ professional advisors. The Parent and the Buyer, on the one hand, and the Sellers, on the other hand, will each pay one-half of any fees charged by the Independent Accountants.

Section 6.02 Further Assurances.

Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale of the Shares and the other transactions contemplated by this Agreement and the Related Documents. From time to time after the Closing Date, the Sellers shall, at the Sellers’ own expense and without further consideration, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to vest in the Buyer good title to the Shares and to more effectively consummate the transactions contemplated by this Agreement (including transferring any assets used in the business of the Company).

Section 6.03 Sales and Transfer Taxes.

All sales and transfer Taxes (including all stock transfer Taxes, if any) incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby will be borne by the Sellers, and the Sellers shall, at the Sellers’ own expense, file all necessary Tax Returns and other documentation with respect to all such sales and transfer Taxes, and, if required by applicable Law, the Buyer will join in the execution of any such Tax Returns or other documentation.

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Section 6.04 Other Tax Matters.

(a)       To the extent that there are (i) any Taxes payable by the Company with respect to any period (whether or not constituting taxable years or otherwise recognized taxable periods) through the Closing Date or (ii) any refunds of Taxes due to the Company with respect to any period through the Closing Date, the Sellers shall be liable for all of those Taxes or entitled to those refunds of Taxes with respect to the Company for all periods ending on or prior to the Closing Date, including the portion ending on the Closing Date of any period that includes the Closing Date (“Pre-Closing Taxes”). The Company shall be liable for any Taxes or entitled to refunds of Taxes with respect to the Company for periods beginning after the Closing Date, including the portion beginning after the Closing Date of any taxable period that includes the Closing Date. The parties shall cooperate fully in connection with the filing of Tax Returns for any period that includes the Closing Date, including by providing copies of those Tax Returns to the other party before filing, and each party will bear its own costs associated with preparation and filing of those Tax Returns. In any instance in which the Buyer or the Company is required to file or cause to be filed Tax Returns covering a period commencing before but ending after the Closing, the Sellers shall furnish all information and records reasonably available to the Sellers and reasonably requested by the Buyer or the Company and necessary or appropriate for use in preparing those Tax Returns. Any Taxes for a period commencing prior to but ending after the Closing shall be apportioned, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the basis of the actual activities, taxable income or taxable loss of the Company, or any of them, as applicable, during the periods before and after the Closing.

(b)       If the Sellers’ Representative and the Buyer disagree as to the amount of Taxes for which the Sellers, on the one hand, and the Buyer, on the other hand, are liable under this Agreement, the Sellers’ Representative and the Buyer shall appoint Independent Accountants to act as arbitrator to resolve that dispute. All determinations by that arbitrator shall be final and binding on the parties and all fees and expenses of that arbitrator shall be shared equally by the Sellers, on the one hand, and the Buyer, on the other hand.

Section 6.05 Nondisclosure.

(a)       The Sellers shall not use or disclose at any time after the Closing, except with the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Buyer, any trade secrets, proprietary information, or other information that the Company or the Buyer consider confidential, including formulas, designs, processes, suppliers, machines, improvements, inventions, operations, manufacturing, marketing, distributing, selling, cost and pricing data, master files, supplier and vendor lists and client or customer lists utilized by the Company or by the Buyer or any of their respective subsidiaries or Affiliates (collectively, the “Buyer Group”), or the skills, abilities and compensation of the Buyer Group’s employees and contractors, and all other similar information material to the conduct of the Business or any other business of the Buyer Group, which is or was obtained or acquired by the Sellers while in the employ of, or while a shareholder of, the Company; provided, however, that this provision shall not preclude the Sellers from (i) using or disclosing information that presently is known generally to the public or that subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of that information as required by Law or court order, provided, that (A) prior to that disclosure the Sellers give the Company 3 business days’ written notice (or, if disclosure is required to be made in less than 3 business days, then that notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the Law or order requiring disclosure and the disclosure to be made in accordance therewith and (B) the Sellers shall cooperate reasonably with the efforts of the Company to obtain a protective order covering, or confidential treatment of, the relevant information.

(b)       Any and all inventions, discoveries or other developments developed by a Seller (“developments”) during the term of that Seller’s employment with, or time as a shareholder of, the Company shall be conclusively presumed to have been created for and on behalf of the Company as part of that Seller’s obligation to the Company. Those developments shall be the property of and belong to the Company without the payment of consideration therefor in addition to the consideration paid by the Buyer for the Shares, and that Seller hereby transfers, assigns and conveys all of his right, title and interest in any such developments to the Company, and shall execute and deliver any documents that the Company deems necessary to effect that transfer on the request of the Company.

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Section 6.06 Indemnification.

The Sellers and their successors and assigns, jointly and severally, shall save, defend and indemnify the Buyer, the Parent, their respective Affiliates (including, after the Closing, the Company), successors and assigns and their directors, officers, employees and contractors (collectively, “Buyer Indemnified Persons”) against, and hold them harmless from, any and all claims, Liabilities, losses, costs and expenses, of every kind, nature and description, fixed or contingent (including fees and expenses of lawyers, accountants and other professionals in connection with any action, claim or proceeding relating thereto or seeking enforcement of obligations hereunder) (“Losses”) arising out of:

(a)       any breach, inaccuracy or untruth of any representation or warranty of the Sellers, or either of them, in this Agreement or any Related Document, or facts or circumstances constituting any such breach, inaccuracy or untruth;

(b)       any breach of any covenant or agreement of the Sellers, or either of them, in this Agreement or any Related Document;

(c)       Pre-Closing Taxes;

(d)       any audit by any Taxing authority related to (i) any Tax Return of the Company for any Tax period ending on or before the Closing Date, including the portion ending on the Closing Date of any period that includes the Closing Date or (ii) any alleged payment or non-payment by the Company or the Sellers of any Tax for any such period;

(e)       any Tax Liability of the Company arising as a result of the transactions contemplated by this Agreement or any of the Related Documents; or

(f)       actions, activities or omissions of, or events involving, the Company prior to the Closing, notwithstanding any disclosure in this Agreement, on any Schedule or otherwise, except for (A) Liabilities of the Company to perform obligations arising after the Closing under (I) the Material Contracts listed in Schedule 3.13(a) and (II) sales and purchase orders entered into in the ordinary course of business and (B) Liabilities reflected in the Unaudited Financial Statements.

Section 6.07 Assertion of Claims.

No claim for indemnification shall be brought under Section 6.06 unless the Buyer (on behalf of the Buyer Indemnified Persons) (the “Indemnified Party”), at any time prior to the applicable Survival Date, gives the Seller (the “Indemnifying Party”) (a) written notice of the existence of that claim, specifying the nature and basis of that claim and the amount of that claim, to the extent known or (b) written notice under Section 6.08 of any Third Person Claim, the existence of which might give rise to such a claim.

Section 6.08 Notice and Defense of Third Person Claims.

The obligations of the Indemnifying Party with respect to Losses resulting from the assertion of Liability by third persons (each, a “Third Person Claim”) shall be subject to the following terms and conditions:

(a)       The Indemnified Party shall promptly give written notice to the Indemnifying Party of any Third Person Claim which might give rise to any Losses by the Indemnified Party, stating the nature and basis of that Third Person Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay. That notice shall be accompanied by copies of all available relevant documentation with respect to that Third Person Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other related document or instrument.

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(b)       If the Indemnifying Party acknowledges in a writing delivered to the Indemnified Party that the Indemnifying Party is obligated under the terms of its indemnification obligations hereunder in connection with a Third Person Claim, then the Indemnifying Party shall have the right to assume the defense of that Third Person Claim at its own expense and by its own counsel, which counsel shall be reasonably satisfactory to the Indemnified Party; except, that the Indemnifying Party shall not have the right to assume the defense of any Third Person Claim, notwithstanding the giving of that written acknowledgment, if (i) the Indemnified Party has been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because those interests could be in conflict with those of the Indemnifying Party, (ii) the action or proceeding involves any client, customer, service provider, supplier or other business relation of the Buyer or any of its Affiliates or any matter that is material to the Buyer beyond the scope of the indemnification obligation of the Sellers, or (iii) the Indemnifying Party shall not have assumed the defense of the Third Person Claim in a timely fashion. For purposes of this Section 6.08(b)(iii), “timely fashion” shall mean before any responsive pleading is due for a suit filed in the Third Person Claim, or before any substantial prejudice can be identified by the Indemnified Party for a delay or failure to give notice, whichever is sooner.

(c)       If the Indemnifying Party assumes the defense of a Third Person Claim in accordance with Section 6.08(b) (under circumstances in which the exception in Section 6.08(b) is not applicable), the Indemnifying Party shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Party in connection with the defense of that Third Person Claim. If the Indemnifying Party does not exercise its right to assume the defense of a Third Person Claim by giving the written acknowledgement referred to in Section 6.08(b), or is otherwise restricted from so assuming by the exception in Section 6.08(b), the Indemnifying Party shall nevertheless be entitled to participate in that defense with its own counsel and at its own expense; and in any such case, the Indemnified Party shall assume the defense of the Third Person Claim at the Indemnifying Party’s expense, and shall act reasonably and in accordance with its good faith business judgment and the Indemnifying Party’s duty to indemnify under Section 6.06 shall continue to apply.

(d)       If the Indemnifying Party exercises its right to assume the defense of a Third Person Claim, the Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party proposes the settlement of any claim which is capable of settlement by the payment of money only and demonstrates to the reasonable satisfaction of the Indemnified Party that the proposal is acceptable to the claimant and that the Indemnifying Party has the ability to pay the amount required to settle the claim, and the Indemnified Party does not consent thereto within 30 days after the receipt of written notice thereof, any Losses incurred by the Indemnified Party in excess of the proposed settlement shall be at the sole expense of the Indemnified Party.

Section 6.09 Survival.

(a)       The covenants and other agreements of the Sellers contained in this Agreement shall survive the Closing Date unless and until they are otherwise terminated by their own terms. The representations and warranties of the Sellers contained in this Agreement shall survive the Closing Date through the date that is 36 months after the Closing Date, except, that the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.09, 3.11, 3.15, 3.16 and 3.17 (collectively, the “Fundamental Representations”) shall survive the Closing Date until the expiration of the applicable statute of limitations, or until the expiration of the period in which any regulatory authority has the power to make any claims, assessment or reassessment with respect thereto, whichever is longer.

(b)       The date upon which any representation, warranty, covenant or agreement contained in this Agreement shall terminate, if any, is called the “Survival Date”.

Section 6.10 Threshold; Limitations on Indemnification.

(a)       The Buyer Indemnified Persons shall not have any right to be indemnified under Section 6.06(a) unless and until the Buyer Indemnified Persons (or any of them) have incurred on a cumulative basis aggregate Losses in an amount exceeding $1,000 (the “Threshold”), in which case the Buyer Indemnified Persons’ right to be indemnified shall apply from the first dollar of those Losses. The limitation set out in the immediately preceding sentence shall not apply to claims involving fraud or breaches of Fundamental Representations.

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(b)       Except in the case of fraud and for claims for breach of Fundamental Representations, in which case there are no limitations on indemnification, the Buyer Indemnified Persons shall not be entitled to recover Losses for breaches of the Sellers’ representations and warranties under this Agreement in excess of the Purchase Price.

Section 6.11 Public Announcements.

No Seller, nor the Sellers’ Representative, shall issue any press release or otherwise make any public statement with respect to this Agreement or the Related Documents or the transactions contemplated hereby and thereby without the prior written consent of the Buyer in each instance.

Section 6.12 Non-Competition; Non-Solicitation.

(a)       During the period beginning on the Closing Date and ending on the 5th anniversary of the Closing Date (the “Non-Compete Period”), the Sellers, and each of them, shall not, without the Buyer’s prior written consent, directly or indirectly, own, manage, control, participate in, consult with, render services for, whether as an agent, consultant, advisor, representative, stockholder, partner or joint venturer, or in any manner engage in, any business in the Restricted Territory competing with the Business. As used in this Section 6.12, the “Business” means the business of the Company, whether conducted the Company as a separate entity or by the Buyer, an Affiliate of the Buyer or another person as a successor the Company. The “Restricted Territory” means (i) Greater China (including Hong Kong, Macau and Taiwan) and (ii) any other country or other territory in which the Company or the Buyer has provided services, offered or promoted services or otherwise conducted business at any time in the past 2 years.

(b)       During the Non-Compete Period, the Sellers, and each of them, shall not, directly or indirectly through another person, (i) solicit, induce, encourage or cause or attempt to solicit, induce, encourage or cause any employee or consultant of the Company, the Buyer or any of their Affiliates (each, a “Company Party”) to leave the employ or engagement of a Company Party, or in any way interfere with the relationship between a Company Party, on the one hand, and any employee or consultant thereof, on the other hand; provided, however, that the general solicitation of third persons through the use of means generally available to the public, including the placement of advertisements in the newspaper, will not be deemed to violate this clause (i), or (ii) hire any individual who was an employee of a Company Party until 6 months after that individual’s employment relationship with the Company Party has terminated.

(c)       During the Non-Compete Period, the Sellers, and each of them, shall not, directly, or indirectly through another person, solicit, induce, encourage or cause or attempt to solicit, induce, encourage or cause any client, customer, supplier, consultant, licensee, licensor or other business relation of a Company Party to cease doing business with, or reduce the extent of its business with, any Company Party, or in any way interfere with the relationship between any such customer, supplier, consultant, licensee, licensor or other business relation and any Company Party.

(d)       During the Non-Compete Period, the Sellers, and each of them, shall not make any statement that is disparaging about any Company Party or any of their officers, directors, employees or shareholders, including any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the Business or any other business of any such person. During the same period no Seller shall engage in any conduct that is intended to inflict harm upon the professional or personal reputation of any such person.

(e)       The Sellers acknowledge that: (i) the provisions of this Section 6.12 are necessary and reasonable to protect the confidential information, intellectual property, and goodwill of each Company Party, including the goodwill of the Company that the Buyer is acquiring; (ii) the specific temporal and substantive provisions set out in this Section 6.12 are reasonable and necessary to protect the business interests of the Buyer in the Company; and (iii) in the event of any breach of any of the covenants set out in this Section 6.12, the Buyer would suffer substantial irreparable harm and would not have an adequate remedy at law for that breach. Accordingly, in the event of a breach or threatened breach of any of these covenants, in addition to and not in lieu of such other remedies as the Buyer may have at law, without posting any bond or security, the Buyer shall be entitled to seek and obtain equitable relief, in the form of specific performance and temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such an injunction or other relief shall not affect the Buyer’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach

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ARTICLE VII

MISCELLANEOUS

Section 7.01 Amendment and Modification.

This Agreement may be amended, modified or supplemented only by a written instrument executed by the Sellers’ Representative and the Buyer.

Section 7.02 Waiver of Compliance.

Except as otherwise provided in this Agreement, no failure of any of the parties to comply with any term or provision of this Agreement shall be waived, except by a written instrument signed by the party granting that waiver. No such waiver, nor any failure to insist upon strict compliance with any term or provision of this Agreement, shall operate as a waiver of that term or provision of this Agreement or any subsequent or other failure or breach.

Section 7.03 Notices.

All notices, requests, demands, claims, and other communications under this Agreement shall be in writing and shall be deemed delivered and received (a) on the business day delivered, if delivered personally, by a reputable overnight delivery or courier service, by facsimile or by email prior to the close of business on that business day, or, if delivered after business hours or on a day that is not a business day, on the next business day or (b) 5 business days after being sent by certified mail, return receipt requested, in each case to the intended recipient as set out below or at such other address as the intended recipient may specify by notice to each other party:

(a)	if to the Sellers or to the Sellers’ Representative, to:

***
Attention: Jun-Yuan Chen
Tel: ***
E-mail: ***

(b)	if to the Buyer or the Parent, to:

Leader Capital Holdings Corp.
Room 2708-09, Metropolis Tower,
10 Metropolis Drive, Hung Hom, Hong Kong
Attention: Yi-Hsiu Lin
Tel: ***
E-mail: ***

with copies, which shall not constitute notice, to:

Mitchell Silberberg & Knupp, LLP,
2049 Century Park East, 18th Floor
Los Angeles, CA 90067
Attention: Nimish Patel, Esq.
Tel: ***
E-mail: ***

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Copies of communications sent by facsimile or e-mail shall also be sent no later than the next business day by reputable overnight delivery or courier service or regular mail.

Section 7.04 Assignment.

This Agreement and all of the provisions of this Agreement (including all exhibits to the Agreement) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party (other than any assignment by the Buyer to an Affiliate of the Buyer or to any party which purchases all of the capital stock or substantially all of the assets of the Company or any successor to the business of the Company, which may be made without any such consent). Any purported assignment in violation of the provisions of this Agreement shall be void.

Section 7.05 Governing Law.

This Agreement shall be governed by the laws of the State of Nevada as to all matters, including matters of validity, construction, effect, performance and remedies, without giving effect to any choice or conflict of law provision or rule, whether in the State of Nevada or any other jurisdiction, that would result in the application of any laws other than the laws of the State of Nevada.

Section 7.06 Jurisdiction and Venue.

THE NEW YORK STATE COURTS SITTING IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY OTHER COURT IN ANY OTHER JURISDICTION IN WHICH AN ACTION IS BROUGHT AGAINST A PARTY TO THIS AGREEMENT BY A THIRD PERSON ASSERTING A CLAIM AGAINST WHICH THE DEFENDANT IS ENTITLED UNDER THIS AGREEMENT TO BE INDEMNIFIED, SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE DOCUMENTS RELATED HERETO, AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR HIMSELF OR ITSELF AND HIS OR ITS PROPERTY, TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION OR PROCEEDING OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE OR UNITED STATES FEDERAL COURT OR SUCH OTHER COURT AS IS PROVIDED FOR IN THE PRECEDING SENTENCE AND THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. SERVICE OF ANY PROCESS OR OTHER DOCUMENT BY REGISTERED MAIL OR NATIONALLY RECOGNIZED OVERNIGHT DELIVERY SERVICE TO THE ADDRESS FOR THE PARTY RECEIVING THAT SERVICE SET OUT IN THIS AGREEMENT, OR SUCH OTHER ADDRESS AS THAT PARTY MAY SPECIFY IN WRITING TO THE OTHER PARTY FROM TIME TO TIME, SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THAT HE OR IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT HE OR IT MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE DOCUMENTS RELATED HERETO IN THE NEW YORK STATE COURTS SITTING IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR SUCH OTHER COURT AS IS PROVIDED FOR IN THE IMMEDIATELY PRECEDING PARAGRAPH. EACH PARTY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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Section 7.07 Jury Trial Waiver.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX BUSINESS TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WANT APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES WANT THEIR DISPUTES TO BE RESOLVED BY A JUDGE APPLYING THOSE APPLICABLE LAWS. ACCORDINGLY, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED DOCUMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH HIS OR ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES HIS OR ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH THAT LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 7.08 Counterparts; Electronic Signatures.

This Agreement may be executed in any number of counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature on this Agreement shall be acceptable as, and deemed to be, an original signature.

Section 7.09 Interpretation.

The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Except as otherwise specified in this Agreement, references in this Agreement to articles, sections, schedules and exhibits are references to articles and sections of, and schedules and exhibits to, this Agreement. The schedules and exhibits to this agreement are hereby incorporated by reference in, and constitute an integral part of, this Agreement. As used in this Agreement, the term “person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof. As used in this Agreement, the term “Affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the person specified. As used in this Agreement, the term “business day” means a day that is not a Saturday, a Sunday or a day when banking institutions in New York City are required or permitted to be closed. The use in this Agreement of the term “including” or “include,” or similar terms, means “including, without limitation” or “include, without limitation.” “Knowledge” of any person means (i) the actual knowledge of that person and (ii) that knowledge which would have been acquired by that person after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs, including due inquiry of those directors, officers, key employees and professional advisers (including attorneys, accountants and consultants) of the person and the Company, who could reasonably be expected to have knowledge of the matters in question. The use in this Agreement of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

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Section 7.10 Right of Set-off.

The Buyer shall have the right to set-off any amount that the Sellers owe to the Company or the Buyer under this Agreement, any Related Document or otherwise, including any Losses incurred against which the Buyer is entitled to be indemnified under Section 6.06, against any amount that the Buyer owes to any Seller under this Agreement or otherwise.

Section 7.11 Entire Agreement.

This Agreement and the Related Documents, including the schedules, exhibits, certificates and other documents referred to herein and therein, embody the entire agreement and understanding of the parties to this Agreement in respect of the transactions contemplated by this Agreement and supersede all prior and contemporaneous agreements, warranties, representations and understandings (verbal or otherwise) between the parties with respect thereto.

Section 7.12 Specific Performance.

The Sellers acknowledge that in the event of a breach or threatened breach by the Sellers of any of the Sellers’ covenants under Sections 6.05 and 6.12, the Buyer may not have an adequate remedy at law for money damages. Accordingly, in the event of such breach or threatened breach, the Buyer will be entitled to such equitable and injunctive relief as may be available to restrain the relevant Seller from the violation of the provisions of those Sections in addition to any other remedy to which the Buyer may be entitled, at law or in equity, for that breach or threatened breach.

Section 7.13 Severability of Covenants.

The Sellers acknowledge that the covenants contained in Sections 6.05 and 6.12 are reasonable and necessary for the protection of the Buyer and its investment in the Company and that each covenant, and the period or periods of time and the types and scope of restrictions on the activities specified therein are, and are intended to be, divisible and shall be deemed a series of separate covenants, one for each jurisdiction to which they are applicable. In the event that any part or parts of this Agreement are held illegal or unenforceable by any court or administrative body of competent jurisdiction, that determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

Section 7.14 Effect of Investigation.

No Buyer Indemnified Person’s right to indemnification under Section 6.06 shall be affected by any investigation conducted by, or any Knowledge of, any Buyer Indemnified Person related to (a) any representation or warranty of the Sellers set out in this Agreement or (b) any covenant of the Sellers in this Agreement, whether conducted or acquired before or after the Closing Date.

Section 7.15 Damages Limitation.

(a)       None of the Buyer, the Parent or the Sellers shall be liable under this Agreement, including under Section 6.06, or in a matter relating to this Agreement, for consequential, special, incidental, exemplary or punitive damages, or damages for diminution in value, lost profits or lost business opportunity, except (a) in the case of fraud and (b) to the extent that a Buyer Indemnified Person is required to pay those types of damages to a third person in connection with a matter for which the Buyer Indemnified Person is entitled under Section 6.06 to be indemnified.

(b)       The Sellers shall have no recourse against the Buyer or the Parent for any breach of the Buyer’s and the Parent’s representations and warranties set out in this Agreement unless and until they have incurred on a cumulative basis aggregate Losses in an amount exceeding the Threshold as a result of one or more breaches of those representations and warranties, in which case the Sellers shall have the right to assert a claim for those breaches from the first dollar of those Losses. The limitation set out in the immediately preceding sentence shall not apply to claims involving fraud or breaches of Fundamental Representations. The Buyer’s aggregate maximum liability under this Agreement shall not in any event exceed the amount of the Purchase Price that, at the relevant time, the Buyer or the Parent is required to pay the Sellers but has not yet paid.

[Signature page to immediately follow]

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IN WITNESS WHEREOF, the Sellers have executed this Agreement and the Company and the Buyer have caused this Agreement to be executed by its duly authorized officer, each as of the date first above written.

PARENT:

Leader Capital Holdings Corp.

By:	/s/ Yi-Hsiu Lin
Name:	Yi-Hsiu Lin
Title:	Chief Executive Officer

BUYER:

JFB Internet Service Limited

By:	/s/ Yi-Hsiu Lin
Name:	Yi-Hsiu Lin
Title:	Chief Executive Officer

COMPANY:

NICE PRODUCTS INC.

By:	/s/ Hung-Pin CHENG
Name:	Hung-Pin CHENG
Title:	Authorized Signatory

SELLERS:

/s/ Hung-Pin CHENG
Hung-Pin CHENG

/s/ Yu-Cheng TU
Yu-Cheng TU

/s/ Mei-Ying HUANG
Mei-Ying HUANG

/s/ Shih-Chu LO
Shih-Chu LO

/s/ Jun-Yuan CHEN
Jun-Yuan CHEN

SELLERS’ REPRESENTATIVE:

/s/ Jun-Yuan CHEN
Jun-Yuan CHEN

EXHIBIT A

Share Ownership

Name of Seller	Relative Share
Hung-Pin CHENG	20%
Yu-Cheng TU	20%
Mei-Ying HUANG	20%
Shih-Chu LO	20%
Jun-Yuan CHEN	20%

Exhibit A -1

EXHIBIT B

Certain Employees

Employees for whom the Company has delivered true and complete copies of employment agreements:

List of Senior Staff
Title	Name in Chinese	Name in English
Manager - Beijing DataComm Cloud	張軍輝	Jun Hui Zhang
LOC Assistant GM	鍾毅恒	YI-HENG, CHUNG
LOC Manager	鄭弘彬	HUNG-PIN, CHENG
LOC CTO	張敏峰	MIN-FENG, CHANG
LOC Manager – Planning Dept	梁家寧	JIA-NING, LIANG
LOC Assistant Manager – Sales Dept	周岳宏	YUEH-HUNG, CHOU

Exhibit B -1